Kaufman & Canoles, P.C. Two James Center, 14th Floor 1021 E. Cary St. Richmond, VA 23219 T (804) 771.5700 F (804) 771.5777 kaufCAN.com

June 27, 2014

Sino-Global Shipping America, Ltd.

136-56 39th Avenue, Room #305

Flushing, New York 11354

Re:	Sino-Global Shipping America, Ltd.

Dear Sirs:

We have acted as counsel for Sino-Global Shipping America, Ltd., a Virginia corporation (the “Company”), in connection with the registration and offering of up to 657,800 shares of common stock of the Company (“Common Shares”)(including the undewriter’s option to purchase additional shares described in the Registration Statement) pursuant to an underwriting agreement with National Securities Corporation dated June 27, 2014 (the “Underwriting Agreement”), as well as a Registration Statement on Form S-3 (file number 333-194211) (“Registration Statement”) that was declared effective by the U.S. Securities and Exchange Commission (the “Commission”) on April 15, 2014, the statutory prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated June 27, 2014 (the “Prospectus Supplement”) filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with rendering our opinion as set forth below, we have reviewed and examined the following:

1. Copy of the Company’s First Amended and Restated Articles of Incorporation.

2. Copy of the Bylaws of the Company.

3. A copy of the written resolutions of the Board of Directors of the Company dated June 27, 2014.

4. An electronic copy of the Registration Statement as provided and to be filed with the Commission on or about the date of this opinion.

5. Copy of a certificate of an officer of the Company dated June 27, 2014 (“Officer’s Certificate”).

6. Such other documents and laws as we consider necessary as a basis for giving this opinion.

Sino-Global Shipping America, Ltd.

June 27, 2014

The Registration Statement and the exhibits to the Registration Statement are referred to below as the “Document.”

The following opinion is given only as to matters of Virginia law and we express no opinion with respect to any matters governed by or construed in accordance with the laws of any jurisdiction other than the Commonwealth of Virginia. We have assumed that there is nothing under any law (other than the laws of the Commonwealth of Virginia) which would affect or vary the following opinion. We offer no opinion in relation to any representation or warranty given by any party to the Document save as specifically hereinafter set forth. This opinion is strictly limited to the matters stated in it, does not apply by implication to other matters, and only relates to (1) those circumstances or facts specifically stated herein and (2) the laws of the Commonwealth of Virginia, as they respectively exist at the date hereof.

In giving this opinion we have assumed, without independent verification:

(a) the genuineness of all signatures and seals, the authenticity of all documents submitted to us as originals, the conformity of all copy documents or the forms of documents provided to us to their originals or, as the case may be, to the final form of the originals and that any markings showing revisions or amendments to documents are correct and complete;

(b) that the copies produced to us of minutes of meetings and/or of resolutions are true copies and correctly record the proceedings of such meetings and/or the subject matter which they propose to record and that all factual statements therein contained are true and correct and that any meetings referred to in such copies were duly convened and held and that all resolutions set out in such copy minutes or resolutions were duly passed and are in full force and effect and that all factual statements made in such resolutions, the Officer’s Certificate and any other certificates and documents on which we have relied are true and correct (and continue to be true and correct);

(c) that the minute book, registers, resolutions, certificates and records of the Company are true, complete, accurate and up to date;

(d) the accuracy of all representations, warranties and covenants as to factual matters made by the parties to the Document; and

(e) that there is no contractual or other prohibition (other than as may arise by virtue of the laws of the Commonwealth of Virginia) binding on the Company or on any other party prohibiting it from entering into and performing its obligations.

Based upon the foregoing and in reliance thereon, it is our opinion that:

(i) The Company has taken all necessary action to authorize the execution, delivery and performance of the Document in accordance with its terms;

(ii) The Common Shares as described in the Registration Statement will, upon the receipt of full payment, issuance and delivery in accordance with the terms of the offering described in the Registration Statement be validly issued, fully paid and non-assessable;

Sino-Global Shipping America, Ltd.

June 27, 2014

The foregoing opinions are subject to the following reservations and qualifications:

1. Our opinions above are subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing, and we express no opinion herein with respect to provisions relating to severability or separability.

2. We neither express nor imply any opinion as to any representation or warranty given by the Company in the Document as to its capability (financial or otherwise) to undertake the obligations assumed by it under the Document.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Document constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

This opinion is addressed to the parties above in connection with the Documents and may not, without our prior written consent, be disclosed to and relied upon by any other person (and any person who participates in a Document pursuant to a valid and legally binding assignment), except for disclosure to persons who in the ordinary course of your business have access to your records on the basis that they will rnake no further disclosure, or filed with any person or quoted or referred to in a public document.

Very truly yours,

/s/ KAUFMAN & CANOLES, P.C.